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                                                                   EXHIBIT 23(c)


                         Independent Auditors' Consent

The Board of Directors
CNB Bancshares, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of CNB Bancshares, Inc. of our reports dated January 14, 1998, relating to the consolidated balance sheets of CNB Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the December 31, 1997 annual report on Form 10-K of CNB Bancshares, Inc., and June 1, 1998, relating to the supplemental consolidated balance sheets of CNB Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in current report on Form 8-K.

/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
June 3, 1998